Exhibit 10.2
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 15th day of April, 2014 (the “Effective Date”), by and among First Security Group, Inc., a bank holding company organized under the laws of the State of Tennessee (the “Company”), FSGBank, N.A., a national association organized under the laws of the United States (the “Bank” and collectively with the Company, the “Employer”), and Denise M. Cobb (the “Executive”).

BACKGROUND:

The Company and the Bank each desires to employ the Executive, respectively, as the Executive Vice President and Chief Operations and Technology Officer of the Company and the Executive Vice President and Chief Operations and Technology Officer of the Bank on the terms and conditions set forth below and Executive desires to accept such employment subject to such terms and conditions.
AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.    Duties.

1.1    Positions. The Executive shall be employed as the Executive Vice President and Chief Administrative Officer of the Company and the Executive Vice President and Chief Administrative Officer of the Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the businesses. The duties and responsibilities of the Executive shall be commensurate with similar positions at other publicly-traded community bank holding companies and community banks. The Executive shall report directly to the Chief Executive Officer of the Company and the Bank (the “Chief Executive Officer”).

1.2    Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)    subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)    diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Chief Executive Officer; and

(c)    timely prepare and forward to the Chief Executive Officer all reports and accountings as may be requested of the Executive.

1.3    Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)    investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)    participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Chief Executive Officer may direct the Executive in writing to resign from any such organization and/or cease such activities should the Chief Executive Officer reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.    Term. This Agreement shall remain in effect for the Term. If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or the Executive’s intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof. In the event that either party provides notice of the termination of the Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.    Compensation. The Employer shall pay the Executive the following during the Term, except as otherwise provided below:

3.1    Annual Base Salary. The Executive shall be compensated at an annual base rate of One Hundred Eighty Thousand Two Hundred Forty-Five and No/100 Dollars ($180,245.00) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Employer at least annually for adjustments, as determined by the Employer based on an evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2    Annual Incentive Compensation.

(a)    The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Employer’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors, based on recommendations by the Committee (an “Annual Bonus”).

(b)    Any Annual Bonus earned shall be payable in cash in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives. The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer, and the obligation to pay any such Annual Bonus shall be rendered null and void to the extent the same is then prohibited by any applicable law or regulatory restriction.

3.3    Automobile Allowance. The Employer shall provide the Executive with the use of an automobile selected by the Employer. The Employer shall be responsible for all automobile expenses, repairs and maintenance thereof; provided, however, the Executive shall be responsible for gas and oil expenses for travel not related to the Business of the Employer. The Employer shall obtain and maintain adequate insurance coverage on the automobile. Not less frequently than once annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service guidelines and shall be responsible for taxes associated with personal use of the automobile. At the discretion of the Employer, the Employer may elect at any time during the

Term, in lieu of providing the Executive with the use of an automobile, to provide the Executive with a monthly automobile allowance in the amount of Seven Hundred and Fifty and No/100 Dollars ($750.00).
3.4    Business and Professional Education Expenses; Memberships. Subject to the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that as a condition of any such reimbursement, the Executive submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Department of the Treasury. Examples of appropriate categories of expenses include membership in professional and civic organizations, professional development, and customer entertainment. The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.4.

3.5    Paid Vacation. The Executive shall be entitled to no less than twenty-five (25) days of paid leave, prorated for any partial calendar year of service. The provisions of this Section 3.5 shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of Executive’s paid leave shall otherwise be determined in accordance with the Employer’s paid leave policy as in effect from time to time.
3.6    Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefit.

3.7    Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.8    Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by the Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.9    Clawback of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(a)    where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer where the Employer has been required to prepare an accounting restatement due to material noncompliance of the Employer, as a result of misconduct, with any financial reporting requirement under the federal securities laws;

(b)    where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(c)    if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law, any such compensation properly identified by the Employer by written notice provided pursuant to Section 13. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.9. The provisions of this Section 3.9 shall be modified to the extent, and remain in effect for the period, required by applicable law.

3.10    Apportionment of Obligations. The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.

4.    Termination; Suspension or Reduction of Benefits.

4.1    Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur in accordance with Section 2; provided, however, that the Termination of Employment of the Executive and this Agreement may be effected immediately in the event of (a) an involuntary termination of the Executive by the Employer for Cause; (b) an involuntary termination of the Executive by the Employer without Cause; (c) a resignation by the Executive for Good Reason; (d) the Executive’s death or Disability; or (e) the expiration of the Term.

4.2    Severance. If, during the Term but prior to, or more than twenty-four (24) months following, a Change of Control, the Executive experiences a Termination of Employment by the Employer without Cause pursuant to Section 4.1(b) or the Executive resigns the Executive’s employment with the Employer for Good Reason pursuant to Section 4.1(c), then, upon his Termination of Employment, for a period of twelve (12) months thereafter, the Employer will pay severance to the Executive, with the amount of each monthly payment equal to one-twelfth of the Annual Base Salary in effect as of the effective date of the Termination of Employment. Monthly severance payments, or portions thereof, shall be paid in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.

4.3    Change of Control. If, within twenty-four (24) months following a Change of Control, the Executive experiences a Termination of Employment, either (a) by the Employer without Cause pursuant to Section 4.1(b) or (b) by the Executive for Good Reason pursuant to Section 4.1(c), the Executive shall receive, as liquidated damages, in lieu of all other claims and payments under this Agreement:
(a)    an amount equal to two (2) times the sum of (1) Annual Base Salary in effect as of the effective date of the Termination of Employment, plus (2) the lesser of (i) thirty percent (30%) of the Annual Base Salary in effect as of the effective date of the Termination of Employment; or (ii) the average Annual Bonus paid to the Executive during the three (3) calendar-year period immediately preceding the calendar year in which the Termination of Employment occurs (provided, however, if the Change of Control occurs prior to January 1, 2017, Annual Bonuses shall be averaged only over those number of full calendar years commencing with the 2013 calendar year) (the “Severance Amount”); and
(b)    reimbursement of an amount equal to the then current amount the Employer pays as its portion of health insurance premiums for active employees for the level of coverage elected by the Executive pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”) for twelve (12) months following the Termination of Employment; provided the Executive timely elects and maintains such coverage.
The Severance Amount shall be paid in substantially equal monthly increments over a period of twenty-four (24) months in accordance with the Employer’s regular payroll practices, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment. Reimbursements of COBRA coverage will be made in accordance with the general provisions of Section 3.8.
4.4    Golden Parachute Limitations. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise payable to the Executive by the Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Employer, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Employer by the Employer’s independent accountants. In the event the payments to the Executive are required to be reduced pursuant to this Section 4.4, the portions of the payments that would be paid latest in time will be reduced first and if multiple portions of the payments to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.
4.5    Effect of Termination of Employment.
(a)    Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under Section 3 through the effective date of the termination of the Agreement and, if applicable, any payments set forth in Section 4.2 or Section 4.3, if applicable.
(b)    Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute within such period of time following Termination of Employment as is permitted by the Employer (and not timely revoke during any revocation period provided pursuant to such release) a release and non-disparagement agreement in substantially the form attached hereto as Exhibit “A.” Any payments of severance shall accrue from the date of the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment as provided in Section 4.2 or Section 4.3, as applicable.
(c)    Any actual or constructive termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.
(d)    If the Executive is a member of the Board of Directors and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position on the Board(s) of Directors, effective no later than the date the Executive’s employment is terminated.
(e)    Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.
4.6    Regulatory Limitation.

(a)    FDIC Golden Parachute Limitations. Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein or otherwise in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1828(k)) and Part 359 of the FDIC Rules and Regulations, 12 C.F.R. 359 (collectively, the “FDIC Golden Parachute Restrictions”). In the event any such payments become due and payable under this Agreement at a time when such payments would constitute “golden parachute payments,” other than “golden parachute payments,” for which the concurrence or consent of the appropriate federal banking agency has been received as contemplated by the FDIC Golden Parachute Restrictions, the obligation on the part of the Employer to make any such payments shall become null and void. In addition, nothing in the preceding sentence shall impose an obligation on the part of the Employer to petition the Federal Deposit Insurance Corporation (the “FDIC”) (and/or other regulatory agency having jurisdiction over the Employer) for its concurrence or consent.

(b)    Other Bank Regulatory Limitations. If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the affairs of any depository institution by an order issued under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.4 of expenses incurred as of the effective date of termination. If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to suspend all obligations of the Employer under this Agreement as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate prospectively any of its obligations which were suspended. If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Company or any depositary institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected. If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depositary institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Employee that vested prior to the FDIC action. If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Employee that vested prior to the transaction. Notwithstanding the foregoing provisions of this Section 4.6(b), any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(c)    Regulatory Approval. Notwithstanding the timing for the payment of monthly severance amounts described in Sections 4.2 and 4.3, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4.6(c) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(d)    State Banking Limitations. All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.Employer Information.

5.1    Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2    Obligations of the Executive. The Executive agrees:

(a)    to hold Employer Information in strictest confidence;

(b)    not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)    in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided, however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3    Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer.

7.Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Employer.

8.Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9.    Non-disparagement. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for a period of two (2) years thereafter, the Executive will not make any untruthful statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any Affiliate.

10.    Remedies. The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. If the Executive breaches the Executive’s obligations pursuant to Sections 5, 6, 7, 8 and/or 9 hereof, the Executive will forfeit any payments owed to the Executive which have not been paid. The Executive further agrees that should the Executive breach any of the covenants contained in Sections 5, 6, 7, 8 and/or 9 hereof, the Executive shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

11.    Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

12.    No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

13.    Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:	First Security Group, Inc.
Attn: Chairman, Board of Directors
531 Broad Street
Chattanooga, TN 37402

If to the Bank:	FSGBank, N.A.
Attn: Chairman, Board of Directors
531 Broad Street
Chattanooga, TN 37402

If to the Executive:    The address most recently on file with the Bank

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change that party’s notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

14.    Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.    Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.    Mediation. Except with respect to Sections 5 through 10 and 22 herein, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by non-binding mediation in accordance with the rules of alternative dispute resolution of the State of Tennessee for the judicial circuit containing Hamilton County, Tennessee before resorting to any other process for resolving the dispute. Each party shall bear the cost of its or her own attorney’s fees and expenses associated with the mediation process and with any other dispute resolution proceeding that may arise with respect to this Agreement.

17.    Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee. The parties agree that any appropriate state court located in Hamilton County, Tennessee or federal court for the Eastern District of Tennessee shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.    Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.    Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.    Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.    Survival. The obligations of the parties pursuant to Sections 3.9, 5 through 9, 16, 17 and 22, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

22.    Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

23.    Section 409A. It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

24.    Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)    “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)    “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)    “Area” shall mean, during the Term, a radius of twenty (20) miles from each banking office maintained by the Employer and its Affiliates from time to time during the Term and, following the period of employment, a radius of twenty (20) miles from each banking office maintained by the Employer and its Affiliates as of the last day of the Term.

(d)    “Board of Directors” shall mean the board of directors of First Security Group, Inc. and/or of the Bank, as the context requires and, where appropriate, includes any committee thereof or other designee.

(e)    “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)    “Cause” shall mean:

(1)    a material breach of the terms of this Agreement by the Executive not cured by the Executive within ten (10) business days after the Executive’s receipt of Employer’s written notice thereof, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(2)    any act by the Executive of fraud against, material misappropriation from, or material dishonesty to the Employer;

(3)    conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)    conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(5)    conduct in material violation of the Employer’s written code of conduct as the same may be in force from time to time;

(6)    receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive; or

(7)    Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)).

(g)    “Change of Control” means the occurrence of any of the following events on or after the Effective Date:

(i)    the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, excluding acquisitions by the Company, any affiliate of the Company, and any present holder of any capital stock of the Company and their Permitted Transferees (as defined herein) (the Company, all such affiliates, such holders of capital stock of the Company and the Permitted Transferees being hereafter referred to as the “Company Group”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company, whether from the Company or from existing holders of capital stock of the Company, where such acquisition causes any such Person to own more than twenty percent (20%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company; provided that no Change in Control will occur as a result of any acquisition of capital stock by the Company Group. For purposes of this Section 24(g)(i), the term “Permitted Transferee” means any person who acquires capital stock of the Company from any present holder of such capital stock involving the transfer or other disposition by any such present holder: (1) to one or more members of the family of such present holder, as described in Section 1361(c)(1) of the Code, including, but not limited to, a present holder’s spouse, lineal ancestors or descendants, brothers, sisters, children and grandchildren; or (2) to a qualifying trust for the benefit of any one or more of such family members; or

(ii)    the consummation of a reorganization, merger, consolidation or recapitalization (including issuances or redemptions of its capital stock by the Company) of the Company, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or recapitalization do not, immediately thereafter, own sixty percent (60%) or more of the combined voting power entitled to vote in the election of directors of the reorganized, merged, consolidated or recapitalized entity’s then outstanding voting securities, excluding any such transaction involving an entity which immediately before such transaction was controlling, controlled by, or under common control with the Company.

(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)    “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j)    “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Company and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k)    “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(l)    “Employer Information” shall mean Confidential Information and Trade Secrets.

(m)    “Good Reason” shall mean any of the following which occurs on or after the Effective Date:
(1)    a material reduction of the Executive’s Annual Base Salary from its then current rate, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers;
(2)    an involuntary relocation of the Executive’s primary office or worksite to a place that is beyond a fifty (50) mile radius from the principal office of the Employer; or
(3)    a material breach of the terms of this Agreement by the Employer;
provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to the Executive’s effective date of resignation.
(n)    “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) twenty-four (24) months following the Effective Date, or (2) any earlier Termination of Employment of the Executive under this Agreement as provided for in Section 4.
(o)    “Post-Termination Period” shall mean twelve (12) months following the effective date of the Executive’s Termination of Employment.
(p)    “Term” shall mean the Initial Term and any subsequent extension periods or any earlier Termination of Employment of the Executive under this Agreement as provided for in Section 4.
(q)    “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).
(r)    “Trade Secrets” shall mean Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

First Security Group, Inc.:
By:	/s/ Carol H. Jackson
Name:	Carol H. Jackson
Title:	Chair of First Security Group, Inc. and FSGBank, N.A. Compensation Committee

FSGBank, N.A.:
By:	/s/ David Michael Kramer
Name:	David Michael Kramer
Title:	President and Chief Executive Officer

Executive:
/s/ Denise M. Cobb
Denise M. Cobb

Exhibit “A”

SEVERANCE AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

This Severance Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into by and among First Security Group, Inc., a bank holding company organized under the laws of the State of Tennessee (the “Company”), FSGBank, N.A., a national association organized under the laws of the United States (the “Bank” and collectively with the Company, the “Employer”), and Denise M. Cobb (the “Executive”).

SEPARATION. Executive’s employment with the Employer will terminate on ______________ or such later date as may be determined by the parties (“Separation Date”). The parties acknowledge that Executive’s termination from employment will result in a “Separation from Service” as defined in Section 409A of the Internal Revenue Code. Executive further agrees that the Executive hereby resigns as an officer and director of the Employer and any related or affiliated entities as of the Separation Date.

CONSIDERATION. In consideration of the Executive’s decision to enter into this Agreement, the Employer will continue to employ Executive through the Separation Date and will provide Executive severance pay in accordance with the terms of the employment agreement between the Employer and the Executive dated ________________, 2014 (the “Employment Agreement”). Federal, state and local tax withholdings and other legal deductions may be applied to the above payment as determined by the Employer in its sole discretion.

Whether or not Executive executes this Agreement, the Employer will pay Executive any and all wages for all hours worked up to and through the Separation Date within the appropriate time frame required by applicable law. If Executive fails or refuses to execute this Agreement, or if Executive revokes this Agreement as provided herein, Executive will not be entitled to the consideration set forth above.

3.    FULL AND FINAL RELEASE.

(a)    In consideration of the payments being provided to Executive above, Executive, for herself, her attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Bank and all other affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Releasees”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Executive signs this Agreement.

Specifically included in this waiver and release are, among other things, any and all claims related to any severance pay plan, any and all claims related to Executive’s employment and separation from employment or otherwise, including without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Executive Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12) the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; and (14) other federal, state and local discrimination laws, including those of the State of Tennessee.

Executive further acknowledges that Executive is releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including the Employment Agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

(b)    Nothing in this Agreement, however, is intended to waive Executive’s entitlement to vested benefits under any 401(k) plan or other benefit plan provided by the Employer. Furthermore, the parties specifically agree that this release does not cover, and Executive expressly reserves, indemnification rights existing to the Executive as a current or former director and/or officer of the Employer under the Articles and Bylaws of the Employer and pursuant to applicable state law and in accordance with any D&O policy existing for former officers and directors of the Employer. Finally, the above release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation or claims that cannot be released by private agreement.

(c)    Executive understands that this Agreement does not bar the Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation. Executive agrees, however, that the Executive shall not be entitled to receive any relief or recovery (monetary or otherwise) in connection with any complaint or charge brought against the Releasees, without regard as to who brought said complaint or charge.

4.    ADVICE OF COUNSEL. Executive acknowledges that the Executive has been and is hereby advised by the Employer to consult with an attorney in regard to this matter. Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation.

5.    POST-EMPLOYMENT COOPERATION. Executive agrees to fully cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired or which failed to transpire while Executive was employed by the Employer. Executive also agrees to cooperate fully with the Employer in connection with any internal investigation or review, or any investigation or review by any federal, state or local regulatory authority, relating to events or occurrences that transpired or failed to transpire while Executive was employed by the Employer. Executive’s full cooperation in connection with such matters shall include, but not be limited to, providing information to counsel, being available to meet with counsel to prepare for discovery or trial and acting as a witness on behalf of the Employer at a mutually convenient times.

6.    NO OTHER CLAIMS. Executive represents that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against the Releasees with any governmental agency or any court or in any arbitration forum.

7.    NON-DISPARAGEMENT. Executive agrees that Executive has not (including during the time period while this Agreement was under consideration by Executive) and will not make statements to clients, customers and suppliers of the Employer or to other members of the public that are in any way disparaging or negative towards the Employer, the Employer’s products or services, or the Employer’s representatives or employees.

The Employer will advise the members of its Boards of Directors and all executive officers of the Employer (collectively, the “Persons to be Advised”) that they should not make public statements that are in any way disparaging or negative towards the Executive. The Employer will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this Agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Employer will not be liable for statements between the Employer and its independent auditors or statements necessary to comply with applicable law.

8.    NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. This Agreement shall not be construed as an admission by the Employer of any liability or acts of wrongdoing or discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or discrimination.

9.    RETURN OF PROPERTY. Executive acknowledges, understands, and agrees that Executive will turn over to _________________ all documents, files, memoranda, records, Employer Information (as defined in the Employment Agreement), credit cards, records, books, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, PDAs, keys and electronic keys or access cards into the building and any other equipment or documents, and all other physical or electronic property of similar type that Executive received from the Employer and/or that Executive used in the course of his employment with the Employer and that are the property of

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the Employer. Executive agrees that Executive will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, servers, phones, or other electronic devices. Executive further agrees to return to _______________ any and all hard copies of any documents which are the subject of a document preservation notice or other legal hold and to notify ______________________ of the location of any electronic documents which are subject to a legal hold.

10.    CONFIDENTIALITY. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Executive at any time to any person (including the Employer’s employees) except Executive’s lawyer, accountant, or immediate family without the prior written consent of an officer of the Employer, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or pursuant to court order after reasonable notice to the Employer. Executive may disclose that Executive is subject to an agreement not to disclose trade secrets and confidential information where necessary to comply with such confidentiality agreement. Executive agrees that Executive is responsible for informing these persons of the confidential nature of this Agreement and that any breach of this confidentiality provision by any of these persons shall be deemed a breach by Executive.

11.    GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Tennessee.

12.    SEVERABILITY. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraphs 3, 5 or 7 are found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective, and the court is authorized to amend relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible. If Paragraph 3, 5 or 7 is found by a court of competent jurisdiction to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Executive is entitled under those circumstances and the relevant law to retain the benefits paid to Executive under this Agreement.

13.    SOLE AND ENTIRE AGREEMENT. This Agreement and the Employment Agreement set forth the entire agreement between the parties with respect to the subject matters covered by this Agreement and the Employment Agreement; provided however, that any continuing obligations of confidentiality, non-competition or non-solicitation under any other agreement shall survive. Any other prior agreements between or directly involving the parties to the Agreement and the Employment Agreement with respect to the subject matters covered by this Agreement and the Employment Agreement are superseded by the terms of this Agreement and the Employment Agreement and thus are rendered null and void.

14.    NO OTHER PROMISES. Executive affirms that the only consideration for his signing this Agreement is that set forth in Paragraph 2 that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this document, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

15.    ACKNOWLEDGEMENTS.

(a)Executive acknowledges, understands and agrees that Executive has been notified of Executive’s rights under the Family and Medical Leave Act (FMLA) and state leave laws. Executive further acknowledges, understands and agrees that Executive has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Executive has been returned to Executive’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(b)Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Employer’s policy and procedures, of any work related injury or illness. Executive further acknowledges, understands and agrees that Executive has reported to the Employer’s management personnel any work related injury or illness that occurred up to and including Executive’s last day of employment.

16.    NO VIOLATION OF THE LAW. Executive represents and acknowledges that Executive is unaware of any conduct, actions or inactions by the Employer or anyone employed by the Employer which would violate any

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federal, state or local law, any common law, or any rule promulgated by any administrative body. Executive further acknowledges that Executive has disclosed to ____________________ any relevant facts known to Executive of any conduct which violates any Employer policy or standard.

17.    LEGALLY BINDING AGREEMENT. Executive understands and acknowledges that this Agreement contains a full and final release of claims against the Employer; and that Executive has agreed to its terms knowingly, voluntarily, and without intimidation, coercion or pressure.

18.    ADVICE OF COUNSEL / CONSIDERATION AND REVOCATION PERIODS. Executive hereby acknowledges and agrees that this Agreement and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth herein shall be applicable, without limitation, to any claims brought under these Acts. Executive acknowledges that the Executive has been and is hereby advised by the Employer to consult with an attorney in regard to this matter. Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation. Executive further acknowledges that Executive has been given more than twenty-one (21) days from the time that Executive receives this Agreement to consider whether to sign it. Executive shall have seven (7) days from the date Executive signs this Agreement to revoke the Agreement. To revoke, Executive must ensure that written notice is delivered to ______________, FSGBank, N.A., 531 Broad Street, Chattanooga, Tennessee 37402, by the end of the day on the seventh calendar day after Executive signs this Agreement. If Executive does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.

This Agreement includes a release of all known and unknown claims through the date of this Agreement. Executive should carefully consider all of its provisions before signing it. Executive’s signature below indicates Executive’s understanding and agreement with all of the terms in this Agreement.

First Security Group, Inc.

Date:            By:

Full Name: _____________________________________
Title: __________________________________________

FSGBank, N.A.

Date:            By:

Full Name: ______________________________________
Title: ___________________________________________

Date:
Denise M. Cobb

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